Exhibit 3.18

SAVANNA ENERGY SERVICES CORP.

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	NAME AND ADDRESS OF COMPANY

Savanna Energy Services Corp. (“Savanna” or the “Corporation”)

800, 311 - 6th Avenue S.W.

Calgary, Alberta T2P 3H2

2.	DATE OF MATERIAL CHANGE

April 5, 2017.

3.	NEWS RELEASE

A news release setting out information concerning the material change described in this report was issued by the Corporation on April 5, 2017 and disseminated through the facilities of a recognized news service, and would have been received by the securities commissions where the Corporation is a reporting issuer in the normal course of dissemination.

4.	SUMMARY OF MATERIAL CHANGE

On April 5, 2017, Savanna announced that its board of directors (the “Savanna Board”) had been reconstituted following the acquisition of more than 50.1% of the outstanding common shares of Savanna (“Savanna Shares”) by Total Energy Services Inc. (“Total”) pursuant to its take-over bid (the “Total Take-over Bid”), and the termination by Savanna of its arrangement agreement with Western Energy Services Corp. (“Western”). The reconstituted Savanna Board appointed new executive officers of Savanna following the resignation of the executive officers of Savanna.

5.	FULL DESCRIPTION OF MATERIAL CHANGE

5.1	FULL DESCRIPTION OF MATERIAL CHANGE

On April 5, 2017, Savanna announced that the Savanna Board had been reconstituted following the acquisition of more than 50.1% of the outstanding Savanna Shares by Total pursuant to the Total Take-over Bid, and the termination by Savanna of its arrangement agreement with Western. Effective on April 5, 2017, all of the directors of Savanna, with the exception of Mr. Allen Brooks, resigned as directors of Savanna (and any applicable Savanna subsidiaries) and seven new directors were appointed, including Messrs. George Chow, Darcy Draudson, Daniel Halyk, Gregory Melchin, Bruce Pachkowski and Stan Smith, Lyle Whitemarsh.

The reconstituted Savanna Board appointed Messrs. Daniel Halyk as Chairman and Cameron Danyluk as General Counsel of the Corporation following the resignation of the executive officers of Savanna following the acquisition of Savanna Shares by Total pursuant to the Total Take-over Bid.

5.2	DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

Not applicable.

6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

7.	OMITTED INFORMATION

Not applicable.

8.	EXECUTIVE OFFICER

For further information, contact Mr. Rick Torreiro, Vice President, Finance of the Corporation, by telephone at (403) 214-5963.

9.	DATE OF REPORT

April 11, 2017.

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